UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 16, 2008

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 16, 2008, Cabot Oil & Gas Corporation (the “Company”) completed a private placement of $425 million aggregate principal amount of senior unsecured fixed-rate notes pursuant to a Note Purchase Agreement dated July 16, 2008 (the “Agreement”) between the Company and the institutional purchasers named therein. The notes consist of $245 million aggregate principal amount of the Company’s 6.44% Series D Senior Notes due July 16, 2018, $100 million aggregate principal amount of the Company’s 6.54% Series E Senior Notes due July 16, 2020 and $80 million aggregate principal amount of the Company’s 6.69% Series F Senior Notes due July 16, 2023 (collectively, the “Notes”).

Interest on the Notes of each series is payable semi-annually. The Company may prepay all or any portion of the Notes of each series on any date at a price equal to the principal amount thereof plus accrued and unpaid interest and a make-whole premium. The Notes contain restrictions on the merger of the Company with a third party other than under certain limited conditions. There are also various other restrictive covenants customarily found in such debt instruments. These covenants include a required asset coverage ratio (present value of proved reserves plus adjusted cash (as defined in the Agreement) to debt and other liabilities) of at least 1.5 to 1.0, and a minimum annual coverage ratio of operating cash flow to interest expense for the trailing four quarters of 2.8 to 1.0. The Notes also are subject to customary events of default. The Company is required to offer to prepay the Notes upon specified change in control events if a credit ratings test is not met.

A copy of the Agreement, including the form of the Notes of each series, has been filed as Exhibit 4.1 to this report and is incorporated by reference herein

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Note Purchase Agreement dated July 16, 2008 between Cabot Oil & Gas Corporation and the Purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

	By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: July 22, 2008

EXHIBIT INDEX

Exhibit	Description
4.1	Note Purchase Agreement dated July 16, 2008 between Cabot Oil & Gas Corporation and the Purchasers named therein.

4